As filed with the Securities and Exchange Commission on November 2, 2026

Registration No. 333-201049

Registration No. 333-216135

Registration No. 333-239459

Registration No. 333-257392

Registration No. 333-280276

Registration No. 333-296947

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-201049

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-216135

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-239459

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-257392

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-280276

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-296947

Under

The Securities Act of 1933

SUPERNUS PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	20-2590184
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

9715 Key West Avenue Rockville Rockville, Maryland	20850
(Address of Principal Executive Offices)	(Zip Code)

2012 Equity Incentive Plan, as amended

2012 Employee Stock Purchase Plan, as amended

Supernus Pharmaceuticals, Inc. 2021 Equity Incentive Plan, as amended

(Full title of the plan)

Jack A. Khattar

President and Chief Executive Officer

Supernus Pharmaceuticals, Inc.

9715 Key West Avenue

Rockville, Maryland 20850

(Name and address of agent for service)

Telephone: (301) 838-2500

(Telephone number, including area code, of agent for service)

Copies to:

Mark I. Gruhin, Esq.

Saul Ewing LLP

1800 M Street NW, Suite 1000

Washington, DC 20036

Telephone: (202) 333-8800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment to the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”), previously filed with the U.S. Securities and Exchange Commission (the “SEC”), is being filed by Supernus Pharmaceuticals, Inc., a Delaware corporation (“Supernus”), to remove and withdraw from registration all securities registered pursuant to the Registration Statements that remain unissued and unsold:

•	Registration Statement on Form S-8 (File No. 333-201049), filed on December 18, 2014, registering 1,750,000 shares of Common Stock issuable under the Company’s Amended and Restated 2012 Equity Incentive Plan and Amended and Restated 2012 Employee Stock Purchase Plan;

•	Registration Statement on Form S-8 (File No. 333-216135), filed on February 17, 2017, registering 4,200,000 shares of Common Stock issuable under the Company’s Second Amended and Restated 2012 Equity Incentive Plan and Second Amended and Restated 2012 Employee Stock Purchase Plan;

•	Registration Statement on Form S-8 (File No. 333-239459), filed on June 26, 2020, registering 4,000,000 shares of Common Stock issuable under the Company’s Fourth Amended and Restated 2012 Equity Incentive Plan and Third Amended and Restated 2012 Employee Stock Purchase Plan;

•	Registration Statement on Form S-8 (File No. 333-257392), filed on June 25, 2021, registering 11,012,893 shares of Common Stock issuable under the Company’s 2021 Equity Incentive Plan;

•	Registration Statement on Form S-8 (File No. 333-280276), filed on June 17, 2024, registering an additional 4,000,000 shares of Common Stock issuable under the Company’s Amended and Restated 2021 Equity Incentive Plan; and

•	Registration Statement on Form S-8 (File No. 333-296947), filed on June 22, 2026, registering an additional 4,000,000 shares of Common Stock issuable under the Company’s Amended and Restated 2021 Equity Incentive Plan.

The Registration Statements registered shares of Common Stock issuable under the Company’s 2005 Stock Plan, its 2012 Equity Incentive Plan and 2012 Employee Stock Purchase Plan (each as amended and restated from time to time), and its 2021 Equity Incentive Plan (as amended and restated from time to time) (collectively, the “Plans”).

On August 1, 2026, the Company entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”) with Indivior Pharmaceuticals, Inc., a Delaware corporation (“Indivior”), and Artemis Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Indivior (“Merger Sub”). On November 2, 2026 (the “Effective Time”), pursuant to the Merger Agreement and in accordance with the General Corporation Law of the State of Delaware, Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and, immediately following the Effective Time, as a wholly owned subsidiary of Indivior. At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than certain excluded shares) was converted into the right to receive 1.5401 shares of common stock of Indivior, together with cash in lieu of any fractional shares. In connection with the Merger, Indivior amended its certificate of incorporation to change its name to Supernus, Inc.

As a result of the Merger, the Company has ceased to be a public reporting company, the Common Stock is being delisted from the Nasdaq Global Market and deregistered under the Securities Exchange Act of 1934, as amended, and the offerings of Common Stock pursuant to the Plans have been terminated. Accordingly, the Company has determined to deregister all of the securities registered under the Registration Statements that remain unsold as of the Effective Time.

In accordance with an undertaking made in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities being registered that remain unsold at the termination of the offering, the Company hereby removes from registration all shares of Common Stock registered under the Registration Statements that remain unsold under the Plans as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland, on November 2, 2026.

SUPERNUS PHARMACEUTICALS, INC.

By:	/s/ Jack A. Khattar
Name:	Jack A. Khattar
Title:	President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.